Exhibit 10.25

ITC Kung Kuan Purchase Agreement

Party A (Seller): Zhengzhou Zhong’xing Real Estate Co., Ltd.
Legal Representative: Jia Zeng’yun
Address: NO. 206 Tong Bai Road, Zhong Yuan District
TEL: 67621588

Party B (Buyer): Zhengzhou Shenyang Technology Co., Ltd.
Legal Representative: Zhong Bo
Address: 2nd Floor; Bo Ya Xi Cheng, NO.206 Tong Bai Road, Zhong Yuan District TEL: 67716850

To ensure the lawful interests and rights of Party A and Party B in the purchase of a commercial residential building by Party B from Party A, the Parties have negotiated and agreed upon the following:

I.	Information on the purchased building
Property type: Steel structural architecture
1.
Party B reserved for purchase the 27th-29th floors of the steel structure commercial residential building, which is constructed by Party A in the location of NO.2 Building, ITC Kung Kuan, NO. 206 Tong Bai Road, Zhong Yuan District, Zheng Zhou City, Henan Province, PRC.  (the 29th Floor has a high ceiling of 6.1 meter height).

2.
The total area of property purchased by Party B is approximately 2,100 square meters (The area of property was measured by the property registration department). The parties mutually agreed upon the purchase price of 5,300 RMB Yuan per square meter, with 11,130,000 RMB Yuan as the final amount due of the purchased property (the final amount will be subject to the measurement of the actual property received, with Party A refunding for overpayment or demanding for additional purchase price, not including additional fees paid according to relevant state and municipal laws and regulations).

3.
Party A should guarantee that the height of the 29th floor is not lower than 6.1 meter, which should meet the national construction safety standards. The increased costs due to the high ceiling should be fully paid by Party B (Referenced price is 1,200 RMB per square meter, and the final unit price should be similar to the fair market value of the purchased property).

4.	Party A should ensure that the purchased property have the following facilities: water, electricity, air conditioning, elevator, telecommunication, broadband, and cable TV system.
5.	Party A should ensure that pursuant to the acquisition, Party B receives a property ownership certificate for the 27th-29th floors of the above mentioned building.
6.	Party A should fulfill its delivery obligation by the end of May 2011.

7.
After obtaining the pre-sale permit, Party A should give timely notice to Party B to sign the Real Estate Purchase Contracts and to take any other action related to this agreement, according to the national regulations.

II.	Payment
Party B agrees to pay the total amount within ten days of the effective date of this agreement.

III.	Breach Clauses
Party A and Party B should follow strictly the terms of this contract.
The Parties may breach the agreement in one of the following circumstances:
1.	If Party A delivers a high ceiling that is not the same as mentioned in this agreement, Party B should be paid 0.5% of the total contract amount as penalty.
2.
If Party A fails to provide the property ownership certificate to Party B as described in this contract, Party B has the right to cancel the contract and require payment of interest on the total contract amount.

3.	If Party A fails to deliver the property on time to Party B, Party A should pay 0.01% of the total contract amount to Party B as penalty.
4.	If Party B fails to pay the total amount on the payment due date, the agreement automatically ceases to be effective.

IV.	Dispute Resolution
For any dispute arising out of or in connection with this agreement, both parties shall resolve through negotiation. They should only institute a lawsuit to local property court once negotiation fails.

V.	Other
This agreement is in duplicate copies. Each party holds one copy. The agreement will become effective upon the signature of both parties.

Party A. (seal): Zhengzhou Zhong’xing Real Estate Co., Ltd.
Legal representative: Jia Zeng’yun

Party B. (seal): Zhengzhou Shenyang Technology Co., Ltd.
Legal representative: Zhong Bo

Date: March 12, 2010